Exhibit 10.34

2006 Employee Equity Incentive Plan Notice of Grant of Stock Options and Option Agreement	Synopsys, Inc. ID: 56-1546236 700 East Middlefield Road Mountain View, CA 94043

<<Name>> <<Address Line>> <<City, State Zip Country>>	Option Number: <<number>> ID: <<ID>>

Effective <<Grant Date>>, Synopsys, Inc. (the “Company”) has granted you a Nonstatutory Stock Option (the “Option”) under the 2006 Employee Equity Incentive Plan (the “Plan”) to buy <<# of Shares>> shares of the common stock of the Company (the “Common Stock”) at an exercise price of <<price>> per share. This Option is subject to all of the terms and conditions set forth in this Notice of Grant of Stock Options and Option Agreement (including any appendices hereto, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. This Option is also subject to the Compensation Recovery Policy applicable to corporate staff, adopted by the Company in December 2008, as amended from time to time (the “Compensation Recovery Policy”) and any required compensation recovery provisions under applicable laws or regulations. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

This Option will vest, and may be exercised, in whole or in part, in accordance with the following vesting schedule, subject to your Continuous Service with the Company or any Affiliate.

Shares	Vest Type	Full Vest	Expiration
	On Vest Date	date	expiration
	Quarterly	date	expiration

1. Exercise, Including upon Termination of Employment. Payment of the exercise price is due in full upon exercise of all or any part of the Option. Payment of the exercise price may be made in cash or by check or in any other manner permitted in the Plan (except as provided in Appendix A). In the event of termination of your Continuous Service for any reason other than Cause, you will be permitted to exercise the Option to the extent vested at the time of termination for ninety (90) days following your date of termination (except as provided in Appendix A); provided, however, that if your termination is due to death or disability, or if you die within ninety (90) days following your termination without “Cause”, the post-termination exercise period is twelve (12) months (except as provided in Appendix A); provided further that if your termination is for “Cause” as defined in the Plan, you shall not be permitted to exercise the Option in any respect. In addition, if your Option is not exercisable during the applicable post-termination exercise period solely because the shares of Common Stock issuable upon such exercise are not then registered under the Securities Act and are not otherwise issuable under an exemption from the registration requirements of the Securities Act, this Option shall not expire until the earlier of the expiration date set forth above or until it shall have been exercisable for an aggregate period of at least ninety (90) days after the termination of your Continuous Service.

2. Responsibility for Taxes. Except as otherwise provided in the Appendix, the provisions of this Section 2 shall apply. Regardless of any action the Company or your employer (if different from the Company) (the Company or your employer, referred to hereinafter as the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Employer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Employer to satisfy all withholding and payment on account obligations of the Employer. In this regard, you authorize the Employer to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Employer and/or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Employer may (1) sell or arrange for the sale of shares (including permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority) that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that the Employer only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of your receipt or exercise of the Option and your sale of the shares obtained pursuant to any exercise of the Option that cannot be satisfied by the means previously described. The Employer may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section. Regardless of any action the Employer takes with respect to Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Employer (x) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, and the subsequent sale of shares delivered pursuant thereto; and (y) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share is at least equal to the “fair market value” per share of the Common Stock on the grant date and there is no other impermissible deferral of compensation associated with the Option.

3. Nature of Grant. In accepting the grant of the Option, you acknowledge that:

(a) the Plan is established voluntarily by the Employer, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;

(b) the grant of the Option and any other options or Awards under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of options, shares, Awards or any other benefit or compensation in lieu of future options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan shall not create a right to further employment or service with the Employer and shall not interfere with the ability of the Employer to terminate your employment or service relationship at any time with or without cause;

(e) you are voluntarily participating in the Plan;

(f) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and that is outside the scope of your employment or service contract, if any;

(g) the Option and any income derived therefrom is a potential bonus payment not paid in lieu of any normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(h) in the event of the termination of your employment or service relationship, the Option will not be interpreted to form an employment or service contract or relationship with the Employer; and furthermore, the Option will not be interpreted to form an employment or service contract with the Employer or any Affiliate;

(i) in the event of the termination of your employment or service relationship, your eligibility to receive shares of common stock or payments under the Option or the Plan, if any, will terminate as of the date expressly provided in the Option, regardless of any reasonable notice period mandated by local law;

(j) the future value of the shares underlying the Option is unknown and cannot be predicted with certainty;

(k) if the value of the underlying shares does not exceed the exercise price upon exercise, the Option will have no value and if you exercise the Option, the value of the shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(l) you understand that should you die owning shares of Common Stock or the Option, such shares or the Option may subject your estate to United States federal estate taxes. You understand that you should seek your own tax advice regarding this potential tax;

(m) you disclaim any entitlement to compensation or damages arising from the termination of the Option or diminution in value of the shares of Common Stock and you hereby irrevocably release the Company and the Employer from any such claim that may arise; and

(n) the Plan and the Agreement set forth the entire understanding between you, the Company, the Employer, and any Affiliate thereof regarding the acquisition of the shares of Common Stock and supersedes all prior oral and written agreements pertaining to the Option.

4. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Employer, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Personal Data”), for the purpose of implementing, administering and managing the Plan. You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the Option. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to hold the Option and participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

5. Governing Law. The Option is governed by, and subject to, the laws of the State of California without resort to that State’s conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California.

6. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted hereunder or to participation in the Plan (or future options or other equity awards that may be granted under the Plan) by electronic means

(including by filing documents publicly at www.sec.gov (or any successor website thereto) or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

7. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8. Restrictive Legends. The Common Stock issued under this Option shall be endorsed with appropriate legends, if any, determined by the Company.

9. Unsecured Obligation. The Option is unfunded, and even as to any vested portion, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued and held by you. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10. Notices. Any notices provided for herein or in the Plan shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, (ii) the date that electronic notice is sent by you or Shareholder Services (as applicable), in the case of notices provided by electronic means, or (iii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

COMPANY:	Synopsys, Inc.
Shareholder Services 700 East Middlefield Road Mountain View, CA 94043

PARTICIPANT:	Your address as on file with the Company at the time notice is given

11. Amendment. This Agreement may be amended solely by the Company by a writing (including in electronic form) which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment impairing your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice (including in electronic form), the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

12. Governing Plan Document. This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

13. Miscellaneous.

(a) The rights and obligations of the Company under this Agreement shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.

(d) You acknowledge and agree that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option and fully understand all provisions of this Option.

(e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(g) Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

(h) The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * * * * * * * * * * * *

Your signature below (or online acceptance, if applicable) indicates that you have read this Notice of Grant of Stock Options and Option Agreement and agree to be bound by the terms and conditions of the Plan and this Agreement. You acknowledge receipt of, and understand and agree to, this Agreement, the Plan, the related Plan prospectus, the Compensation Recovery Policy (if applicable to you) and the Company’s Insider Trading Policy. You further acknowledge that as of the grant date, the Agreement and the Plan set forth the entire understanding between the Company and you regarding the award of the Option and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to you under the Plan, and (ii) if applicable to you (A) the terms of any written offer letter or employment agreement entered into between the Company and you that specifically provides for accelerated vesting of compensatory equity awards, (B) the terms of any applicable Company change of control severance plan and (C) the Compensation Recovery Policy.

* * * * *

Your signature below or online acceptance (where permitted) indicates that you have read this Agreement (including any appendices hereto) and agree to be bound by the terms and conditions of the Plan and this Agreement.

SYNOPSYS, INC.			PARTICIPANT

By:	/s/ Brian E. Cabrera
	Brian E. Cabrera		<<Name>>
	Title:	VP Legal, General Counsel & Corporate Secretary	Date:
	Date:	<<Grant Date>>

Appendix

Synopsys, Inc. Notice of Grant of Stock Options and Option Agreement

This Appendix, which is part of the Notice of Grant of Stock Options and Option Agreement, contains the additional terms and conditions of the Option that will apply to Participants in the countries listed below. Finally, if you are a citizen or resident of a country other than the one in which the you are currently working, you transfer employment and/or residency to another country after the Award is granted or you are considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.

All Non-US Jurisdictions

Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:

Paying the exercise price by means of the surrender of other shares of Common Stock is prohibited and not an available method of exercise.

India

Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:

Upon the exercise of the Option, any shares to be issued to you will be immediately sold in a same-day sale transaction. In no case may you exercise and hold Common Stock following the exercise of the Option. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

Israel

Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:

Due to local requirements, upon the exercise of the Option, any shares to be issued to you will be immediately sold in a same-day sale transaction. In no case may you exercise and hold Common Stock following the exercise of the Option. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

People’s Republic of China

Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:

Notwithstanding the specified twelve (12) month period for exercising the Option following death or disability, in no event may the Option be exercised more than six (6) months following termination of your Continuous Service.

Due to local requirements, upon the exercise of the Option, any shares to be issued to you will be immediately sold in a same-day sale transaction. In no case may you exercise and hold Common Stock following the exercise of the Option. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

In addition, you understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares issued upon the exercise of the Option to the PRC if you are a PRC national. You further understand that, under local law, the sale proceeds will need to be repatriated through a special exchange control account established by an Affiliate in the PRC and you hereby consent and agree that any proceeds from the sale may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

You further understand and agree that the Company may distribute the proceeds of the sale of shares either in U.S. dollars or in local currency. If the proceeds are distributed in local currency, the Company is under no obligation to secure any particular exchange conversion rate and there will be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares are sold and the time the cash proceeds are distributed to you through the special account described above.

United Kingdom

Responsibility for Taxes. The following provision supplements Section 2 of the Agreement:

If you do not pay or the Company or the Employer does not withhold from you the full amount of any income tax that you owe within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 2 of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the income tax. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (including the Employer’s Liability, as defined below) will be payable. You will be responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 national insurance contributions (the “Employer’s Liability”) which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, you agree to execute a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC and attached hereto as Exhibit A, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to you. You further agree to execute such other joint elections as may be required between yourself and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in Section 2 of the Agreement.

If you do not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Company or the Employer, as applicable, this Option shall, at the discretion of the Company, without any liability to the Company or the Employer, not be exercisable and/or the Company may choose not to issue or deliver any shares upon exercise of the Option.

Exhibit A

PLEASE READ THE FOLLOWING IN ITS ENTIRETY

BEFORE ACCEPTING YOUR AWARD

SYNOPSYS, INC.

2006 EMPLOYEE EQUITY INCENTIVE PLAN

Important Note on the Joint Election to Transfer

Employer National Insurance Contributions

As a condition of your participation in the 2006 Employee Equity Incentive Plan, you are required to enter into a joint election to transfer to you any liability for employer’s national insurance contributions (the “Employer’s Liability”) that may arise in connection with your award of stock options and/or restricted stock units (together, the “Awards”), or in connection with future Awards that may be granted to you by Synopsys, Inc. (the “Company”) under its 2006 Employee Equity Incentive Plan (the “Joint Election”).

If you do not agree to enter into the Joint Election, the Awards will be worthless, you will not be able to exercise the options or vest in the restricted stock units, or receive any benefit in connection with the Awards, as set forth in your Award Agreement.

By entering into the Joint Election:

•

you agree that any Employer’s Liability that may arise in connection with or pursuant to the exercise or vesting of the Award, as applicable (and the acquisition of shares of the Company’s common stock) or other taxable events in connection with the Award will be transferred to you; and

•	you authorise the Company and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the relevant Award Agreement and/or the Joint Election.

Indicating your acceptance of the Stock Option Agreement and/or Restricted Stock Unit Award Agreement, as applicable, indicates your agreement to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Stock Option

Award Agreement and/or the Restricted Stock Unit Award Agreement and the Joint Election.

PLEASE PRINT AND KEEP A COPY OF THIS ELECTION FOR YOUR RECORDS

SYNOPSYS , INC.

2006 EMPLOYEE EQUITY INCENTIVE PLAN

(UK Participants)

FORM OF ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY

CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

1.	Parties

This Election is between:

(A)	You, the individual who has obtained access to this Election (the “Participant”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options (“Options”) and/or restricted stock units (“RSUs”) (each an “Award” and together, the “Awards”) pursuant to the terms and conditions of the Synopsys, Inc. 2006 Employee Equity Incentive Plan (the “Plan”), and

(B)	Synopsys, Inc. of 700 East Middlefield Road, Mountain View, California 94043, United States (the “Company”), which may grant Awards under the Plan and is entering this Election on behalf of the Employer.

2.	Purpose of Election

2.1.	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” which gives rise to relevant employment income within section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including but not limited to:

(i)	the acquisition of securities pursuant to the Awards (pursuant to section 477(3)(a) ITEPA); and/or

(ii)	the assignment or release of the Awards in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

(iii)	the receipt of any other benefit in connection with the Awards other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA); and/or

(iv)	post-acquisition events relating to the Awards or the securities acquired pursuant to the Awards (within section 426 ITEPA); and/or

(v)	post-acquisition events relating to the Awards or the securities acquired pursuant to the Awards (within section 438 ITEPA).

In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

2.2.	This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

2.3.	This Election applies to all Awards granted to the Participant under the Plan on or after May 22, 2009 up to the termination date of the Plan.

2.4.	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5.	This Election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA (employment income: securities with artificially depressed market value).

3.	The Election

The Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Participant. The Participant understands that by electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election.

4.	Payment of the Employer’s Liability

4.1.	The Participant and the Company acknowledge that the Employer is under a duty to remit the Employer’s Liability to HM Revenue and Customs on behalf of the Participant within 14 days after the end of the UK tax month during which the Taxable Event occurs, or such other period of time, as prescribed. The Participant agrees to pay to the Company and/or the Employer the Employer’s Liability on demand, at any time on or after the Taxable Event and hereby authorises the Company and/or the Employer to account for the Employer’s Liability to HM Revenue and Customs.

4.2.	Without limitation to Clause 4.1 above, the Participant hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Participant at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Participant at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Participant by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Participant, for the sale of some of the securities which the Participant is entitled to receive in respect of the Awards; and/or

(iv)	through any other method as set forth in the relevant Award agreement entered into between the Participant and the Company.

4.3.	The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Participant until full payment of the Employer’s Liability is collected from the Participant.

5.	Duration of Election

5.1.	The Participant and the Company agree to be bound by the terms of this Election regardless of whether the Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due. Any reference to the Company, the Employer and/or the Participant shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and Award agreement.

5.2.	This Election will continue in effect until the earliest of the following:

(i)	such time as both the Participant and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Participant terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)	on the date the Election ceases to have effect in accordance with its terms in respect of any outstanding Awards granted under the Plan.

Acceptance by THE PARTICIPANT

The Participant acknowledges that by clicking on the “I accept” button where indicated and from that date, the Participant agrees to be bound by the terms of this Election as stated above.

Acceptance by THE COMPANY

The Company acknowledges that by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.

/s/ Brian E. Cabrera
Synopsys, Inc.

Brian E. Cabrera, VP Legal, General Counsel & Corporate Secretary

SCHEDULE TO FORM OF ELECTION – EMPLOYING COMPANIES

The employing companies to which this Election relates are:

(1)	Synopsys (Northern Europe) Limited

Registered Office:	100 Brook Drive Green Park, Reading RG2 6UJ United Kingdom

Company Registration Number:	2642054

Corporation Tax District:	Oxon and Bucks Area

Corporation Tax Reference:	402 56090 10710

PAYE District:	East Hampshire and Wight Area

PAYE Reference:	581/S3033